EXHIBIT 10.1

February 2, 2021

Anthony Marone, III

Dear Tony:

Pursuant to our conversation on February 2, 2021, Avangrid, Inc. has decided to end the employment relationship between you and Avangrid Service Company (the “Company”). The termination of your employment is without Cause as that term is defined in the Second Amended and Restated Employment Agreement that you entered into with the Company on or about May 4, 2020 (the “Employment Agreement”). A true and accurate copy of the Employment Agreement is attached hereto as Exhibit A. Your last day of work will be February 28, 2021, however, the last day of your employment will be April 30, 2021. You have requested, and the Company as consented and agreed, to waive the ninety (90) days prior written notice requirement set forth in Section 5(c) of the Employment Agreement. The Company is offering you certain consideration as set forth below in this Confidential Separation Agreement and Release (“Agreement”). If you enter into this Agreement, you will receive the consideration described below. This includes, but is not limited to certain compensation and benefits as set forth in Sections 6(c), 6(e) and 6(f) of the Employment Agreement.
Your participation in the Retirement, 401(k), Disability, Personal Time programs and any other applicable benefits will end on your last day of employment April 30, 2021. Your regular health insurance coverage will also end on that day; however, you will be entitled to continue your health care coverage at your own expense under the federal law known as COBRA. Information concerning COBRA options and rates, and a COBRA enrollment form, will be provided by the Company’s Benefits Administrator (Alight) after your last day of employment. You must enroll in COBRA coverage in order to receive continued benefits; failure to timely complete a COBRA enrollment form will result in forfeiture of the coverage.
Of course, regardless of whether you enter into this Agreement, upon termination, you will receive all wages due and any accrued, unused paid time off, pursuant to Company policy. This payment will be made on the next regular Company pay date following the last day of your employment (unless state or other law requires payment on a different schedule). Additionally, you will receive your 2020 annual executive incentive plan (EVP Plan) payment and distribution in respect of the phantom share units that will vest on or about February 25, 2021. Exhibit B attached hereto sets forth a description of the amounts payable to you pursuant to Section 1.1 of this Agreement.
You also are currently eligible for retirement under The United Illuminating Company Pension Plan and The United Illuminating Company Supplemental Executive Retirement Plan, including receiving retiree medical benefits, in accordance with the applicable Retirement Plan(s).
The remaining pages of this document contain the terms and conditions of this Agreement and the consideration you will receive if you enter into and abide by this Agreement.

Confidential Separation Agreement and Release
1.    Consideration
In consideration of the promises and covenants set forth herein, including, but not limited to your reasonable assistance with the transition of your former role as discussed in Section 3 hereof, your consent and agreement to waive the notice requirement set forth in Section 5(c) of the Second Amended and Restated Employment Agreement that you entered into with the Company on or about May 4, 2020 (the “Employment Agreement”), and your release of claims against Avangrid Service Company (the “Company”) and the Releasees as that term is defined herein and as set forth more fully in Section 5 hereof, the Company shall do the following:
1.1Pay or provide (as applicable) to you, as set forth in Section 6(c) of the Employment Agreement and as summarized in Exhibit B. A true and accurate copy of the Employment Agreement is attached hereto as Exhibit A. Specifically, as set forth in Section 6(c) of the Employment Agreement, the Company shall pay or provide (as applicable) to you: (i) your Base Salary, Accrued Incentive Compensation and Stub-Period Incentive Compensation earned, but unpaid, as of the Date of Termination, which is April 30, 2021, which Stub-Period Incentive Compensation shall be calculated pursuant to the formula set forth on Exhibit B hereto, plus (ii) any amounts payable pursuant to Sections 4(d), 4(e), and 4(f) of the Employment Agreement; plus (iii) any benefits or amounts payable, on account of your (A) exercise of your then exercisable rights under any long-term incentive compensation plan or arrangement, and (B) participation in any deferred compensation plan in which you were a participant as of your termination of service, which is April 30, 2021; plus (iv) a lump sum severance payment in an amount equal to the product of 1/12 of your Base Salary rate approved by the Board at the time of its most recent review of the salary rates of all of the Company’s executives, plus 1/12 of the short-term annual incentive compensation payment to which you would be entitled, calculated as if you had been employed by the Company on the last day of the year of your termination, as if both personal goals and Company goals had been achieved ‘at Target’, multiplied by the number of whole and partial years of your service as an Employee of the Company at termination (not to be less than 12 nor more than 24 years), which you and the Company agree would be 24 years given your length of service, subject to applicable taxes and withholdings (the capitalized terms in this Section shall be defined as set forth in the Employment Agreement). The Company shall also provide you benefits under the Company’s health care plans during the COBRA continuation period on the same terms as are then available to active employees of the Company. As set forth in Section 6(e) of the Employment Agreement, any cash amount that is due and owing to you upon your termination of service pursuant to Section 6 of the Employment Agreement will be paid on May 31, 2021, the thirtieth (30th) day following your Separation from Service and in no event may you designate the timing or year of payment. Notwithstanding the foregoing, however, as set forth in Section 6(e) of the Employment Agreement, (i) any Stub-Period Incentive Compensation shall be calculated in accordance with the terms of the applicable plan or program and such incentive compensation and that portion of any severance payment that is based on such incentive compensation shall be paid at the same time that such incentive compensation generally would be payable to all other employees, but in no event later than March 15th of the calendar year following the end of the performance period to which such incentive compensation relates; (ii) any long-term incentive compensation shall be calculated in accordance with the terms of the applicable plan or program and such incentive compensation shall be paid at the same time that such incentive compensation generally would be payable to all other employees, but in no event later than March 15th of the calendar year following the end of the performance period to which such compensation relates; and (iii) any qualified or non-qualified deferred compensation payable pursuant to the terms of a plan of the Company shall be paid in accordance with the terms of the applicable plan. Additionally, pursuant to the Avangrid, Inc. Amended and Restated Omnibus Incentive Plan Phantom Share Unit Grant Notice and Phantom Share Unit Agreement attached thereto as Exhibit A (collectively the “Grant Notice and Agreement”) that you entered into with Avangrid, Inc. on or about June 10, 2020, you will be eligible to receive any Units (as that term is defined in the Grant Notice and Agreement) that vested prior to your date of termination, which is April 30, 2021, and which have not already been paid to you, in accordance with the terms of the Grant Notice and Agreement. To the extent not previously forfeited, any Units that vest after your date of termination, April 30, 2021, shall be forfeited.
2.    No Other Consideration
Except for the consideration noted above in Section 1.1 of this Confidential Separation Agreement and Release (the “Agreement”), you expressly admit, acknowledge and agree that no other consideration, compensation or reimbursement of any kind shall be provided by the Company to you and that you have no entitlement to, or any right to make a claim for, any additional consideration, compensation or reimbursement by the Company, Avangrid, Inc. or Avangrid, Inc.’s affiliates including their parents, subsidiaries and other entities of their corporate group, joint ventures, and their respective current and former directors, officers, members, employees, agents, insurers stockholders, shareholders, representatives, predecessors, successors and assigns, of any kind or under any circumstances whatsoever. You further admit, acknowledge and agree that no promises of any future payments have been made to you by the Company, Avangrid, Inc. or Avangrid, Inc.’s affiliates including their parents, subsidiaries and other entities of their corporate group, joint ventures, and their respective current and former directors, officers, members, employees, agents, insurers, stockholders, shareholders, representatives, predecessors, successors, and assigns.
3.    Reasonable Assistance with Transition
You agree that you will provide reasonable assistance to the Company, Avangrid, Inc. and their respective affiliates in answering questions or providing information to assist with the transition of your former role of CEO and President of Avangrid Networks, Inc. to a new individual.
4.    Protection of Proprietary Information, Confidential Information and Goodwill, Non-Disparagement, Non-Solicitation, Non-Competition and Forfeiture
4.1Proprietary Information
You acknowledge and agree that the obligations set forth in Section 9 of the Employment Agreement are still in full force and effect and binding upon you.
4.2Confidentiality
You agree to keep confidential the terms and conditions of this Agreement as well as the content of discussions pertaining to this Agreement. You may, however, discuss this Agreement with your attorney, financial advisor, or immediate family members. You agree to take all steps reasonably necessary to ensure that such parties to whom disclosure is authorized maintain the confidentiality of such information.
You acknowledge and agree that the Confidentiality obligations set forth in Section 9 of the Employment Agreement are still in full force and effect and binding upon you.
You further agree not to disclose or disseminate to anyone other than authorized representatives of Avangrid, Inc. or Avangrid, Inc.’s affiliates, or where required by law, nonpublic information concerning (1) business plans or strategic plans of Avangrid, Inc. or its affiliates; (2) trade secrets, that is, information that derives or maintains economic value, actual or potential, from not being generally known to the public or other persons who can obtain economic value from its disclosure or use; or (3) any other confidential or proprietary information concerning Avangrid, Inc., its affiliates or customers, including, but not limited to, proprietary processes and procedures, financial and accounting information, strategic planning information, human resources information, Avangrid, Inc. or its affiliates policies, Avangrid, Inc. or its affiliates operating information, and customer and supplier information (“Confidential Information”).
You agree to immediately notify the Company in writing upon the receipt of a summons, subpoena, or other request for any Confidential Information. You understand that your disclosure of Confidential Information to anyone may subject you and any other user of that information to legal and equitable claims by the Company and/or Avangrid, Inc. or its affiliates.
You are hereby advised that notwithstanding your non-disclosure obligations: (1) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
4.3Non-Disparagement
You further agree that you will not make any disparaging or false statements to any person or entity concerning the Company, Avangrid, Inc. or any of its affiliates, including their parents, subsidiaries and other entities of their corporate group, joint ventures, and their respective current and former employees, officers or directors. In no manner will this obligation prevent you from responding to any government agency, court order or subpoena with truthful and accurate information. The Company also agrees that its officers and the officers of Avangrid, Inc. will not make any disparaging or false statements to any person or entity concerning you.
4.4Non-Solicitation, Non-Competition
You acknowledge and agree that the obligations set forth in Section 10 of the Employment Agreement are still in full force and effect and binding upon you. For purposes of clarification, the parties acknowledge and agree that nothing in this Agreement or Section 10 of the Employment Agreement prevents you from being employed by, or becoming a consultant to, a regulated gas or electric distribution company with a franchise area different from that of Avangrid or with an entity on unregulated projects that would have no direct or indirect effect on Avangrid.  You further agree that for a period of one (1) year from the date that your employment with the Company ends, you will not, directly or indirectly, on behalf of any other business or entity, or in any capacity whatsoever (1) solicit, recruit, or cause any employees of the Company, Avangrid, Inc. or any of its affiliates to leave their employment with the Company, Avangrid, Inc. or any of its affiliates or (2) solicit, divert, or cause any current Company customer or current customer of Avangrid, Inc. or its affiliates to terminate their customer relationship with the Company, Avangrid, Inc. or any of its affiliates.
4.5Forfeiture
You understand that if you breach Section 4 hereof, including any of its subparts, any other term of this Agreement, or Sections 9 through 11 of the Employment Agreement, including any of these Sections subparts, that you shall immediately forfeit all remaining benefits under this Agreement.

5.    Release of Claims
In consideration for the compensation and other consideration set forth above, you for yourself and your heirs, executors, administrators, successors, assigns and trustees, and anyone claiming for or through you (collectively, the “Releasors”) hereby fully waive, release, give up and forever discharge the Company, including, without limitation, all of the Company’s and Avangrid, Inc.’s affiliates including their parents, subsidiaries and other entities of their corporate group, joint ventures, and their respective current and former directors, officers, members, employees, agents, insurers, stockholders, shareholders, representatives, predecessors, successors and assigns, and all persons acting by, through, under, or in concert with any of them (collectively the “Releasees”), of and from any and all rights, liability, damages, claims, causes of action and demands of whatsoever kind, in law or in equity, under federal and state constitutions, statutes or common law, whether direct or indirect, known or unknown, arising out of or relating in any way to your employment with the Company, any agreement concerning such employment, or the termination of that employment and any other matter arising before the date of this Agreement.
You acknowledge and understand that by entering into this Agreement you are waiving and releasing any legal claims you may have relating to your employment at the Company and the termination of that employment, including, without limitation, the prior written notice requirements set forth in Section 5(c) of the Employment Agreement.
This release includes, but is not limited to, any claims for additional compensation, reimbursement, benefits, or wages in any form, damages, reemployment, or reinstatement. This release also includes, but is not limited to, all claims under any state, federal, or local laws, including the Oregon Equality Act (Oregon Revised Statutes Chapter 659A); Oregon Revised Statutes Chapter 659; the Oregon Family Leave Act; the Oregon Military Family Leave Act; the New York State Human Rights Law; the New York Labor Law (including, but not limited to, the Retaliatory Action by Employers Law, the New York State Worker Adjustment and Retraining Notification Act, all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law); the New York State Human Rights Law; Section 125 of the New York Workers’ Compensation Law; the New York City anti-discrimination law, N.Y.C. Admin Code §§ 8-107, et seq. the Connecticut Family and Medical Leave Act, Conn. Gen. Stat. Ann. §§ 31-51kk et seq.; Connecticut’s whistleblower law, Conn. Gen. Stat. Ann. § 31-51m; Connecticut’s free speech law, Conn. Gen. Stat. Ann. § 31-51q; the Connecticut Fair Employment Practices Act, Conn. Gen. Stat. Ann. §§ 46a-58, et seq.; Connecticut’s minimum wage and wage payment laws, Conn. Gen. Stat. Ann. §§ 31-58 to 31-76m; the anti-retaliation provision of Connecticut’s workers’ compensation statute, Conn. Gen. Stat. Ann. § 31-290a; the Maine Whistleblower Protection Act; the Maine Human Rights Act; ERISA, 29 USC § 1001 et seq.; Title VII of the Civil Rights Act of 1964, 42 USC § 2000e et seq. as amended; the Pregnancy Discrimination Act; the Post Civil War Civil Rights Acts, 42 USC §§ 1981-88; the Civil Rights Act of 1991; the Equal Pay Act; the Age Discrimination in Employment Act; the Americans with Disabilities Act; the Federal Family and Medical Leave Act; the Worker Adjustment and Retraining Notification Act; the Rehabilitation Act of 1973; the Occupational Safety and Health Act; the Labor Management Relations Act; the National Labor Relations Act; the Uniformed Services Employment and Reemployment Rights Act; the Fair Labor Standards Act; and Executive Order 11246, all as amended, including any regulations or guidelines thereunder, and any other applicable or analogous state or federal law or statutory, local or common law regulating employment including claims for retaliation, wrongful discharge, contract and tort claims, and any and all claims under any other federal, state or local labor law, civil rights law, fair employment practice law, or human rights law, any and all claims of slander, libel, defamation, invasion of privacy, intentional or negligent infliction of emotional distress, intentional or negligent misrepresentation, fraud, violation of public policy, breach of contract, breach of implied covenant of good faith and fair dealing, personal injury, mental anguish, injury to health and/or personal reputation, prima facie tort, and any other claim arising out of your employment with or the termination of your employment with the Company, or under any other facts or circumstances whatsoever, any and all claims for monetary recovery, including but not limited to, back pay, front pay, liquidated, compensatory, and punitive damages, and attorneys’ fees, experts’ fees, disbursements and costs, which any of the Releasors ever had, now have, or hereafter can, shall, or may have, for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time to the execution date of this Agreement, against any of the Releasees.
6.    Exceptions to Release
Notwithstanding the foregoing, you do not waive your right to (i) any rights and obligations under this Agreement, (ii) any vested rights to benefits in the Company’s 401(k) Plan or applicable Retirement Plan(s) or (iii) any claims that cannot be waived by law.
The Company and you agree that this Agreement shall not release any claim that cannot be released by private agreement. Also, this Agreement will not affect either party’s ability to challenge the enforceability of this Agreement under the Older Workers’ Benefit Protection Act.
The Company expressly reserves its right of action for any discovered tort claims against you relating in any way to your employment with the Company or the termination of that employment and any other matter arising before the date of this Agreement.
7.    Return of Company Property and Surrender of Records
You agree to return all property of the Company, Avangrid, Inc. and its affiliates that you may have in your possession, including, but not limited to, any employee identification cards, Company credit cards, computer equipment, cell phones, and keys on or before your final active day of work, February 28, 2021.
You also acknowledge and agree that the obligations regarding furnishing, returning and delivering of records and any other writings whatsoever as set forth in Sections 9 and 11(a) of the Employment Agreement are still in full force and effect and binding upon you.
8.    Arbitration
All claims by you for benefits under this Agreement or the Employment Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement or the Employment Agreement shall be delivered to you in writing. Any dispute or controversy arising under or in connection with this Agreement, the Employment Agreement or your employment that is not informally resolved, shall be settled exclusively by binding arbitration in New Haven County, Connecticut in accordance with the Employment Arbitration Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Notwithstanding the foregoing, the Company and any affiliate thereof shall have the right to seek injunctive or other equitable relief from a court of competent jurisdiction to enforce the provisions of Section 4 hereof, including any of its subparts. For purposes of seeking enforcement of Section 4 of this Agreement, the Company and you hereby consent to the jurisdiction of any state or federal court sitting in New Haven County, Connecticut. In connection with any arbitration or litigation dispute (including any appeal or enforcement proceedings related to any such dispute) arising out of or related to this Agreement or the Employment Agreement, the party substantially prevailing in the matter shall be entitled to recover from the other party his or its reasonable attorneys' fees and costs incurred in connection with such dispute.
9.    Older Workers’ Benefit Protection Act
In accordance with the Older Workers’ Benefit Protection Act (the “Act”), you acknowledge that (1) you were advised in writing to consult with your attorney before signing this Agreement; (2) you are aware of your rights under the Act; (3) you understand you are releasing certain legal rights, including rights under the Age Discrimination in Employment Act, and you are choosing to do so voluntarily; (4) as consideration for executing this Agreement, you have received additional benefits and compensation of value to which you would otherwise not be entitled; (5) you have been given a period of at least twenty-one (21) days to consider this offer; and (6) you have a period of seven (7) days from the date immediately following execution of this Agreement in which you may revoke this Agreement by written notice. In the event you sign this Agreement and do not exercise your right to revoke, this Agreement shall become effective on the date immediately following the seven (7) day waiting period described above.
10.    Time for Consideration of Offer and Additional Acknowledgements
You acknowledge that you received this Agreement and offer on February 2, 2021. This offer is open for your consideration for a period of twenty-one (21 days), until 5:00 PM (Eastern Time) on February 22, 2021. In the event you have not executed this Agreement by the end of this consideration period, the offer shall expire. You are free, of course, to accept the offer earlier, by executing this Agreement. If you choose to sign this Agreement before this twenty-one (21) day period expires, you acknowledge that you did so voluntarily and that you had the opportunity to take twenty-one (21) days to consider this Agreement.
If you accept the Company’s offer by executing this Agreement, you shall have a period of seven (7) days from the date immediately following the date of your execution of this Agreement in which you may revoke this Agreement, at your sole election. Notice of revocation of this Agreement shall be made by you in writing to Peter Church, Chief Human Resources Officer, 180 Marsh Hill Road, Orange, CT 06477-3629.
11.    No Admissions
This Agreement shall not in any way be construed as an admission by the Company, Avangrid, Inc. or its affiliates that they may have acted wrongfully with respect to you in connection with your employment or the termination of your employment with the Company or that you have any legal rights whatsoever against the Company, Avangrid, Inc. or its affiliates and the Company, Avangrid, Inc. and its affiliates specifically disclaim any liability to or wrongful or discriminatory acts against you. This Agreement and its contents shall not be admissible in any proceeding as evidence of any fact or conclusion, except only that this Agreement may be introduced in a proceeding arising from a breach of the Agreement or as a defense by either you, the Company, Avangrid, Inc. or its affiliates.
12.    Severability
If any portion or provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement will be deemed severable, will not be affected, and will remain in full force and effect.
13.    Entire Agreement; Applicable Law
All agreements and understandings between the parties are embodied and expressed in this Agreement and in certain provisions in the Employment Agreement. The Employment Agreement shall remain in full force and effect until the Date of Termination, April 30, 2021. Following the Date of Termination, April 30, 2021, only certain provisions in the Employment Agreement, which, by their nature and terms, survive the termination of your employment, shall survive. Said provisions of the Employment Agreement, which, by their nature and terms, survive the termination of your employment, including Sections 6 through 12 of the Employment Agreement, including any of these Sections subparts, shall survive the termination of your employment and remain binding upon you. This Agreement shall also survive the termination of your employment and remain in full force and effect, in its entirety. You acknowledge that no representations have been made to you by the Company, Avangrid, Inc. or any of its affiliates, including their parents, subsidiaries and other entities of their corporate group, joint ventures, or their respective current and former directors, officers, employees, agents, insurers, stockholders, shareholders, representatives, successors and assigns other than those set forth herein. The terms of this Agreement are contractual and not mere recitals. This Agreement shall be governed by, construed, interpreted, performed and enforced under the laws of the United States and the State of Connecticut without giving effect to the conflicts of law principles.
14.    Existing and Newly Initiated Suits
You confirm that no claim, grievance, arbitration, charge, complaint, action or proceeding whatsoever currently exists in any forum or form against the Company, Avangrid, Inc. or its affiliates including their parents, subsidiaries and other entities of their corporate group, joint ventures, or their respective current and former directors, officers, employees, agents, insurers, stockholders, shareholders, representatives, successors or assigns. In the event that any such action exists or is initiated by you against the Company, Avangrid, Inc. or its current and former affiliates, including their parents, subsidiaries, and other entities of their corporate group, joint ventures, or their respective current and former officers, directors, employees, agents, insurers, stockholders, shareholders, representatives, successors or assigns at any time in the future based on any right or claim that arose on or before you executed this Agreement, you shall not be entitled to recover any relief or recovery there from, including costs and attorneys’ fees, and you shall immediately terminate any such proceeding.  To the extent that the law prohibits you from waiving your right to bring and/or participate in the investigation of a claim, you nevertheless waive your right to seek or accept any damages or relief in any proceeding by another individual or entity.
15.    Waiver
Waiver of any breach of any provision of this Agreement shall not be deemed as a waiver of any other breach of the same or of any other provision of this Agreement.
16.    Counterparts
This Agreement may be executed in one or more counterparts, all of which together shall constitute a single document.
17.    Voluntary and Knowing Execution
This Agreement includes a release of all known and unknown claims and has other important legal consequences. You expressly acknowledge that you have carefully read this Agreement and understand it, that you have had ample time to consider this Agreement, that you have had a full opportunity to review this Agreement with an attorney of your choice, and that you are entering into it voluntarily, knowingly, and with such advice from your attorney as you deemed appropriate.
To formally accept the terms of this Agreement and the consideration provided under this Agreement, please sign and return this Agreement to me on or before the end of the consideration period described in Section 10 hereof. We recommend that you keep a copy of this document for your records.

Sincerely,

Peter Church
Chief Human Resources Officer

                                AVANGRID SERVICE COMPANY

Date: February 23, 2021	/s/ Peter Church
Peter Church
Chief Human Resources Officer

Accepted this     23     day of February, 2021 by:
                                EXECUTIVE

Date: February 23, 2021	/s/ Anthony Marone, III
Anthony Marone, III

Exhibit A

Exhibit B

Payment Schedule for Termination date of April 30, 2021.

Payment Type	Amount	Pay date	Notes
2nd 2016 – 2019 LTIP	1,248 shares	March 5, 2021	Paid in net shares, Feb 25th closing price
2nd Phantom	5,418 shares	March 5, 2021	Paid in cash, Feb 25th closing price
Actual 2020 EVP	$344,895	March 19, 2021
PTO Payout	$40,535.59	May 14, 2021	Final pay check; 153.3 hours
Severance	$1,815,000	May 28, 2021	2 x (Base + EVP Target); 30 days post term
Stub Period Incentive	TBD	By March 15, 2022	Prorated Based on actual performance and calculated as: [2021 Networks Scorecard Results (50%), 2021 AVANGRID Scorecard Result (35%), CEO Performance (15%)] x ($550,000) x (4/12) x (1.3)
3rd 2016 – 2019 LTIP	1,248 shares	By March 31, 2022	Based on closing price on payout date
Pension	TBD (1)	May 1, 2021	Pending final pensionable pay amounts.
SERP	TBD (1)	November 1, 2021	Pending final pensionable pay amounts. Payment will include accumulated payments during waiting period.

(1) Estimates have been provided separately using assumed values for final compensation and could be subject to any legally required adjustments prior to payment (e.g., any existing QDROs, etc.)